EXHIBIT 11

                       COMPUTATION OF NET INCOME PER SHARE
                  FOR THREE MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (Unaudited)
                        (In thousands, except share data)

                                                                       Three Months Ended
                                                                             June 30,
                                                               ------------------------------------
                                                                     2002               2001
                                                               -----------------  -----------------
Earnings per common share - basic
Net income                                                                 $874             $1,165
Preferred dividends                                                         (49)               (49)
                                                               -----------------  -----------------
Net income - basic                                                         $825             $1,116
                                                               -----------------  -----------------

Weighted average common shares
      outstanding - basic                                             2,286,733          2,256,441
                                                               -----------------  -----------------

Earning per common share - basic                                          $0.36              $0.49
                                                               =================  =================


Earnings per common share - diluted
Net income - basic                                                         $825             $1,116
Impact of potential conversion of
     convertible preferred stock
      to common stock                                                        49                 49
                                                               -----------------  -----------------
Net income- diluted                                                        $874             $1,165
                                                               =================  =================

Weighted average common shares
      outstanding - basic                                             2,286,733          2,256,441
Effect of dilutive securities - convertible
      preferred stock                                                   208,333            208,333
Effect of dilutive securities - options                                  32,751                  -
                                                               -----------------  -----------------
Weighted average shares
      outstanding - diluted                                           2,527,817          2,464,774
                                                               =================  =================

Earning per common share-diluted                                          $0.35              $0.47
                                                               =================  =================